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                               CYTOTHERAPEUTICS, INC.
                                 2 RICHMOND SQUARE
                           PROVIDENCE, RHODE ISLAND 02906


                                             July 21, 1997


BY HAND DELIVERY

Sandra Nusinoff Lehrman, M.D.
c/o CytoTherapeutics, Inc.
2 Richmond Square
Providence, Rhode Island 02906

Dear Sandra:

     As you know, CytoTherapeutics, Inc. (the "Company") is discussing several possible transactions, each of which (a "Transaction") would involve a material acquisition by the Company or the merger or affiliation of the Company or a subsidiary of the Company with another company. In addition, as we have also discussed, the Company believes that it may be necessary or desirable, whether in connection with a Transaction or in the absence of any Transaction, to effect certain changes in the Company's senior management, some of which changes we have, in fact, already accomplished.

     In light of these developments, you and I have reviewed together your own role with the Company and we have determined that it is in our mutual best interests to effect a voluntary end to your employment with the Company, on the basis agreed to in this letter.

     1. In signing this agreement, you resign your employment, and all offices and positions held by you, with the Company and its subsidiaries and other affiliates, including, without limitation, your position as a director of the Company, effective as of August 4, 1997 (the "Resignation Date"). It is understood and agreed that the Company will take actions in reliance on your resignation and that it is irrevocable.

     2. During the period from the date of this letter, written above, through the Resignation Date (the "Transitional Period"), you will continue to be employed by the Company in your current position and at your current rate of pay. You need not report to the office on a daily basis during this period, but you do agree not to commence other employment during the Transitional Period and to remain available, during normal business hours, to provide advice and counseling to the Company, by telephone or at Company offices, as the Company may reasonably request. You also agree that, during the


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Transitional Period and thereafter, you will not to attempt to bind the Company to the fulfillment of any condition, contract or obligation or to create any liability binding on the Company.

     3. During the Transitional Period, the Company will continue your participation in those Company employee benefit plans in which you are currently a participant, to the extent permitted by the terms of those plans and generally applicable Company policies. Stock options granted you and not yet expired, exercised, canceled or otherwise become unexercisable shall continue to vest during the Transitional Period. In addition, subject to approval by the Company's Board of Directors, the exercise period for all of the options previously granted to you which shall have vested as of the Resignation Date shall be extended to the first anniversary of the Resignation Date ("Exercise Period Extension"), PROVIDED, HOWEVER, that all such options shall be exercisable only for so long as you continue to comply with your obligations under this agreement, including, without limitation, your obligations under paragraph 6 of this agreement. I will strongly recommend approval of the Exercise Period Extension at the August 4, 1997 meeting of the Board of Directors. In the unlikely event that the Board of Directors fails to approve the Exercise Period Extension at that meeting, the first Severance Period as defined in paragraph 4(a) will be extended for an additional three (3) months making a total Severance Period of nine (9) months.

     4. In consideration of your acceptance of this agreement, and subject to your meeting all of your obligations under it, the Company will provide you the following:

          (a) The Company will continue to pay you your salary, at your current base rate of pay, for a period of six (6) months (the "Severance Period") from the date of this letter, written above, reduced by the amount of any earnings you have from other employment following the Resignation Date. You agree to notify me immediately after obtaining any such employment and to provide accurate information concerning your compensation from such employment each pay period. Payments made to you hereunder after the Resignation Date shall continue to be made at the Company's regular payroll periods and in accordance with its usual payroll practices. In addition to the payments to be made to you hereunder after the Resignation Date you will be paid for all vacation that you may have earned but not used as of the Resignation Date.

          (b) To the extent permitted by the terms of the Company's group health and dental plan and by its health and dental plan insurer or providers, as applicable, the Company will continue your participation and that of your eligible dependents (your husband and son) in its group health and dental plan to the same extent as you and they currently participate and will pay the premium cost of such participation, to the same extent currently paid, from the Resignation Date through the end of the Severance Period or the date you commence other employment and become eligible for coverage under the plans of


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your new employer, whichever occurs first.  If the Company is unable to provide the continuation as contemplated in the first sentence of this subsection (b), you may exercise your right to continue your coverage and that of your eligible dependents in the Company's group health and dental plan under the federal law known as COBRA, provided you are eligible to do so, and, if you are eligible and so elect, then, until the earlier of the end of the Severance Period or the date you cease to be eligible for continuation under COBRA, the Company will pay the premium cost of your coverage and that of your eligible dependents. The Company will also continue your coverage under its group life insurance plan in the same face amount in which your life is currently insured under such plan through the end of the Severance Period, or the date you commence other employment, whichever occurs first, provided such coverage is available under the plan. It is understood and agreed, however, that the benefits of the group health and group life insurance plans of the Company shall be subject to such conditions and limitations as are set forth in the applicable plan, policy or contract terms; that any disputes concerning eligibility for or payment of benefits under those plans shall be settled in accordance with the terms thereof; and that the Company shall have no liability to you, your dependents or anyone else claiming through you, for payment of benefits under any of such plan.

          (c) The Company will reimburse your expenditures for outplacement services, to a maximum cost to the Company of Fifteen Thousand Dollars ($15,000).

          (d) Promptly following the Resignation Date, the Company will provide you a positive written reference, signed by me, in the form attached hereto and marked "Exhibit A". In addition, I will respond personally to any inquiries made of the Company in a manner consistent with Exhibit A.

     5. All payments by the Company under this agreement will be reduced by all taxes and other amounts that the Company is required to withhold under applicable law and all other deductions authorized by you.

     6. Your obligations under Section 6 and Section 17 of the employment agreement between you and the Company dated July 2, 1996 (the "Employment Agreement") are incorporated into this agreement by reference and shall remain in full force and effect in accordance with their terms. You shall not be obliged to refund any of the bonus paid you pursuant to the first sentence of
Section 3.b of the Employment Agreement.

     7. You agree that you will not disclose this agreement or any of its terms or provisions, directly or by implication, except to members of your immediate family and to your legal and tax advisors, and then only on condition that they agree not to further disclose this agreement or any of its terms or provisions to others.


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     8.   You agree that you will continue to use your best efforts to support and promote the interests and reputation of the Company during the Transitional Period. You agree that during the Transitional Period and thereafter, you will not disparage the Company or any of the people or organizations connected with it and that you will not otherwise do or say anything that could disrupt the good morale of the employees of the Company or otherwise harm its interests or reputation. Any representation made by you or on your behalf regarding your separation from the Company shall state that you resigned voluntarily and, if a Transaction shall occur or be announced by the Company on or before the Resignation Date, in connection with or in anticipation of such a Transaction or, if no such Transaction occurs or is so announced, in connection with a general management reorganization. You agree to make no statements inconsistent with the foregoing representation.

     9. You agree to return to the Company, on the Resignation Date or such earlier date as the Company may specify, any and all documents, materials and information related to the Company's business, whether present or otherwise, and all keys and other property of the Company then in your possession or control.

     10. In order to be certain that this agreement will resolve any and all concerns that you might have, the Company requests that you carefully consider its terms, including the release of claims set forth below and, in that regard, encourages you to seek the advice of an attorney before signing this agreement.

     11. This letter contains the entire agreement between you and the Company and replaces all prior and contemporaneous agreements, communications and understandings, whether written or oral, with respect to your employment and its termination and all related matters, excluding only your obligations under
Section 6 and Section 17 of the Employment Agreement and your obligations with respect to the securities of the Company.

     12. In exchange for the Exercise Period Extension and the payments provided in paragraph 4(c), to which, you agree, you would not otherwise be entitled, you agree that this agreement shall be in complete and final settlement of any and all causes of action, rights or claims that you have had in the past, now have, or might now have, in any way related to, connected with or arising out of your employment or its termination or pursuant to Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Rhode Island fair employment practices statute or any other federal, state or local employment law, regulation or other requirement and you hereby release and forever discharge the Company, its subsidiaries and other affiliates and all of their respective past and present directors, shareholders, officers, employees, agents, successors and assigns and all others connected with them, both individually and in their official capacities, from any and all such causes of action, rights or claims.


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     13.  In signing this agreement, you give the Company assurance that you have signed it voluntarily and with a full understanding of its terms and that you have had sufficient opportunity to consider this agreement and to consult with your attorney before signing it.

     If the terms of this agreement are acceptable to you, please sign, date and return it to me within twenty-one days of the date you receive it. You may revoke this agreement at any time during the seven-day period immediately following the date of your signing by so notifying me in writing. If you do not do so, then, at the expiration of that seven-day period, this letter will take effect as a legally-binding agreement between you and the Company on the basis set forth above. The enclosed copy of this letter, which you should also sign and date, is for your records.

                                   Sincerely,

                                   CYTOTHERAPEUTICS, INC.



                                   By: /s/ Seth A. Rudnick, President
                                      -------------------------------
                                           Seth A. Rudnick, President




Accepted and agreed:

Signature:  /s/ Sandra Nusinoff Lehrman
          -----------------------------
                Sandra Nusinoff Lehrman

Date:           July 21, 1997


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                                                                       EXHIBIT A

     Sandra Nusinoff Lehrman served as President and Chief Operating Officer of CytoTherapeutics, Inc. from July 1996 to August 1997. In addition, she served on the Board of Directors of the Company during that period. As Chief Operating Officer, all divisions of the Company's business reported to her, including finance and business, manufacturing, research, core technology, regulatory matters and human resources.

     Dr. Lehrman's mission on her engagement as President and Chief Operating Officer was to coordinate and focus all functions of the Company during its critical period of transition from basic research to product development and commercial application. She accomplished that mission well, providing particularly strong leadership in defining critical path objectives for the Company's development programs in chronic pain, ALS, ophthalmology, among others. Dr. Lehrman's many talents include the ability to make the hard decisions necessary to advance the development of innovative pharmaceutical products and to manage the often complex process of obtaining critical regulatory approvals. During her tenure at the Company, Dr. Lehrman participated in the negotiation of significant alliances including the Company's alliance with Genentech. She brought a unique scientific depth and management breadth to the Company's product development and business operations.

     Dr. Lehrman is a person of outstanding personal integrity. She is also a valued friend and colleague. I am grateful for the skill and leadership and talent she has given to the Company and its employees. We will miss her.


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